EXHIBIT 99.1

NOBLE CORPORATION ANNOUNCES
SENIOR MANAGEMENT PROMOTIONS
     SUGAR LAND, Texas, February 10, 2006 — Noble Corporation announced three senior management promotions today. Mark A. Jackson has been promoted to President and Chief Operating Officer from his previous position of Senior Vice President and Chief Operating Officer. Mr. Jackson received a bachelor of science degree in accounting from Oklahoma Christian University and is a C.P.A.
     In addition, Julie J. Robertson has been promoted to Executive Vice President. Ms. Robertson previously served as Senior Vice President – Administration and Corporate Secretary and she will maintain her office as Secretary of Noble Corporation. She is a graduate of The University of Texas at Austin with a bachelor of journalism degree in communications and attended the Advanced Management Program at Harvard University. Ms. Robertson has over 26 years of experience in the drilling industry.
     Finally, Robert D. Campbell has been promoted to Senior Vice President and General Counsel of Noble Corporation. Mr. Campbell has previously served as Vice President and General Counsel of Noble Drilling Services Inc. He holds a bachelor of science degree in chemical engineering and a doctor of jurisprudence degree from The University of Texas at Austin and has 29 years of legal experience.
     James C. Day, who continues to serve as Chairman of the Board and Chief Executive Officer of Noble Corporation, stated, “All three talented individuals are well known to the marketplace and have been an integral part of the successes that Noble Corporation has achieved. As the Company celebrates its 85th year of operation, these announcements are part of the on-going evolution of its management team. With this announcement, the Company is well positioned to respond to the increasing demands anticipated in the oil and gas sector.”
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     Noble Corporation is a leading provider of diversified services for the oil and gas industry. Contract drilling services are performed with the Company’s premium fleet of 62 mobile offshore drilling units located in key markets worldwide. This fleet consists of 13 semisubmersibles, three dynamically positioned drillships, 43 jackups and three submersibles. The fleet count includes two new F&G JU-2000E enhanced premium jackups, with scheduled delivery of the first unit in the third quarter of 2007 and the second unit in the first quarter of 2008. As previously announced, these units have been contracted. Approximately 80 percent of the fleet is currently deployed in international markets, principally including the Middle East, Mexico, the North Sea, Brazil, West Africa, India and the Mediterranean Sea. The Company provides technologically advanced drilling-related products and services designed to create value for our customers. The Company also provides labor contract drilling services, well site and project management services, and engineering services. The Company’s ordinary shares are traded on the New York Stock Exchange under the symbol “NE”.
     Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.
NC-363
2/10/06
For additional information, contact:
Bruce W. Busmire, Senior Vice President and Chief Financial Officer
Noble Corporation, 281-276-6100